Exhibit (a)(1)(D)
THIRD OFFERING CIRCULAR SUPPLEMENT
Arch Coal, Inc.
Offer to Pay a Premium Upon the Conversion
of up to an Aggregate of 2,874,926 Shares of Its
5% Perpetual Cumulative Convertible Preferred Stock
(Liquidation Preference $50.00 Per Share) to Common Stock
CUSIP No. 039380 20 9
ISIN No. US0393802097
     This third offering circular supplement relates to the offer by Arch Coal, Inc., a Delaware corporation (the “Company”), to pay a premium to holders of any and all of its outstanding 5% Perpetual Cumulative Convertible Preferred Stock (Liquidation Preference $50.00 Per Share) (“Preferred Stock”) who elect to convert their shares of Preferred Stock to the Company’s Common Stock, $.01 par value (“Common Stock”), in accordance with the terms of the Preferred Stock and upon the terms and subject to the conditions set forth in the Company’s offering circular, dated November 30, 2005 (the “Offering Circular”), the offering circular supplement, dated December 5, 2005 (the “First Offering Circular Supplement”), the offering circular supplement, dated December 13, 2005 (the “Second Offering Circular Supplement”) and in the accompanying letter of transmittal. This third offering circular supplement further updates the Offering Circular, the First Offering Circular Supplement, the Second Offering Circular Supplement and should be read in conjunction with the Offering Circular, the First Offering Circular Supplement and the Second Offering Circular Supplement.
     The Company has determined to change the formula set forth in the First Offering Circular for calculating the number of shares that will be paid as a premium in the conversion offer for each share of Preferred Stock validly tendered and accepted for conversion and to extend the conversion offer. As changed, the premium offered in the conversion offer is an amount of shares of our Common Stock valued at $3.50, as determined by dividing (i) $3.50 by (ii) the volume-weighted average of the reported sales prices on the New York Stock Exchange of our Common Stock during the 10 trading days ending at the close of the second trading day prior to the expiration of the conversion offer (including any extension), per share of Preferred Stock validly tendered and accepted for conversion. As extended, the conversion offer will expire at 12:00 midnight, New York City time, on December 30, 2005, unless extended or earlier terminated. Other than this change to the formula used to determine the number of shares of Common Stock that you will receive as a premium if you participate in the conversion offer and the extension of the conversion offer, the terms and conditions set forth in the Offering Circular, the First Offering Circular Supplement and the Second Offering Circular Supplement remain in effect. As indicated in the Second Offering Circular Supplement, holders of Preferred Stock who wish to request an estimate of the number of shares of Common Stock that would constitute the premium paid in the conversion offer, per share of Preferred Stock validly tendered and accepted for conversion, assuming that the conversion offer expired at midnight on the date prior to the date of inquiry, may request such information from American Stock Transfer & Trust Company, the information agent with respect to the conversion offer, toll-free at (877) 248-6417.
     In addition to the Company’s financial information contained or incorporated by reference in the Offering Circular, the Company is providing the following additional financial information. The Company’s book value per common share as of September 30, 2005 was $18.09. In addition, below is the Company’s income per common share from continuing operations, basic and diluted, and ratio of earnings to combined fixed charges and preference dividends for the periods indicated.

								Nine Months
	Years Ended December 31,							Ended
								September 30,
	2000	2001		2002	2003	2004		2005

Basic earnings (loss) per common share from continuing operations	$(0.33)	$(0.15)		$(0.05)	$0.19	$1.91		$0.37
Diluted earnings (loss) per common share from continuing operations	$(0.33)	$(0.15)		$(0.05)	$0.19	$1.78		$0.37
Ratio of earnings to combined fixed charges and preference dividends(1)	—	1.04	x	—	—	2.54	x	1.33	x

(1)	Ratio of earnings to combined fixed charges and preference dividends is computed on a total enterprise basis including our consolidated subsidiaries, plus our share of significant affiliates accounted for on the equity method that are 50% or greater owned or whose indebtedness has been directly or indirectly guaranteed by us. Earnings consist of income (loss) from continuing operations before income taxes and are adjusted to include fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred on indebtedness, the portion of operating lease rentals deemed representative of the interest factor and the amortization of debt expense. Preference dividends are the amount of pre-tax earnings required to pay dividends on our outstanding preferred stock and Arch Western Resources, LLC’s preferred membership interest. In 2000, 2002 and 2003, combined fixed charges and preference dividends exceeded earnings by $16.7 million, $22.3 million and $2.9 million, respectively.

     With respect to the information set forth under the caption “Interests of Directors and Officers” in the Offering Circular, we amend and restate such information in its entirety as set forth below:

Our directors, executive officers, principal stockholders and affiliates do not own any Preferred Stock and will not be tendering Preferred Stock for conversion pursuant to the conversion offer. Neither we nor any of our subsidiaries, nor any of our officers or directors, nor any affiliates of any of the foregoing, have engaged in any transaction in Preferred Stock during the 60 business days prior to November 30, 2005.
     Enclosed is a new letter of transmittal for your Preferred Stock. If you have not already returned a completed letter of transmittal with respect to your Preferred Stock, please complete the enclosed letter of transmittal. If you have already returned a completed letter of transmittal, you do not need to return the enclosed letter of transmittal unless you wish to change the information set forth in the letter of transmittal that you have already returned. This new letter of transmittal, when received, will supersede your earlier letter of transmittal. In any event, you may validly withdraw shares of Preferred Stock that you have already tendered or that you may tender at any time prior to the expiration date of the conversion offer. In addition, if not previously returned, you may withdraw any shares of Preferred Stock that you tender that are not accepted by us for conversion before January 30, 2006, which is 40 business days from the commencement of the conversion offer. For a withdrawal of shares of Preferred Stock to be effective, you must comply with the appropriate procedures of DTC’s ATOP system prior to the expiration date or, if not accepted by us before January 30, 2006, the 40th business day after the commencement of the conversion offer. Any notice of withdrawal must identify the shares of Preferred Stock to be withdrawn, including the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC.
     If you have questions regarding the procedures for tendering in the conversion offer or require assistance in tendering your shares of Preferred Stock, please contact American Stock Transfer & Trust Company, the information agent for the conversion offer, toll-free at (877) 248-6417 or (718) 921-8317. You may also contact the information agent toll-free at (877) 248-6417 to receive an estimate of the number of shares of Common Stock that would constitute the premium paid in the conversion offer per share of Preferred Stock validly tendered and accepted for conversion, assuming that the conversion offer expired on the date of inquiry. If you would like additional copies of this offering circular supplement, the Offering Circular or any supplement thereto, our annual, quarterly and current reports, proxy statement and other information that we incorporate by reference in the Offering Circular, please contact either the information agent at either telephone number set forth above or Investor Relations at Arch Coal at (314) 994-2700. Holders of Preferred Stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold their Preferred Stock with questions and requests for assistance.
     The date of this third offering circular supplement is December 16, 2005.